Exhibit 10.1

PURCHASE AND SALE AGREEMENT
June 4, 2024
by and among
INTEL IRELAND LIMITED,
GRANGE NEWCO LLC,
and
AP GRANGE HOLDINGS, LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE RE-OFFERED FOR SALE, RE-SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ALL APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.
THE SECURITIES PURCHASED HEREUNDER WILL ALSO BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GRANGE NEWCO LLC (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “LLC AGREEMENT”) AND MAY NOT BE RE-SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE TERMS AND CONDITIONS OF THE LLC AGREEMENT AND APPLICABLE LAWS.

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS.    2
Section 1.1 Definitions    2
Section 1.2 Construction    14

ARTICLE II PURCHASE AND SALE    16
Section 2.1 Co-Investor Member Units Purchase; Consideration    16
Section 2.2 Deferred Payments    16
Section 2.3 The Closing    17
Section 2.4 Closing Deliverables    18
Section 2.5 Withholding    19
Section 2.6 Treatment of Performance Damages    19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    19
Section 3.1 Organization; Authority    20
Section 3.2 Authorization; Enforceability    20
Section 3.3 Consents and Approvals; No Conflicts    20
Section 3.4 Capitalization; Validity    21
Section 3.5 Special Purpose Vehicle    21
Section 3.6 Litigation    21
Section 3.7 Brokerage    22
Section 3.8 Tax Matters    22
Section 3.9 Compliance with Laws    22
Section 3.10 No Other Representations and Warranties    22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CO-INVESTOR
MEMBER    23
Section 4.1 Organization; Authority    23
Section 4.2 Authorization; Enforceability    23
Section 4.3 Consents and Approvals; No Conflict    23
Section 4.4 Acquisition Entirely For Own Account    24
Section 4.5 No Registration    24
Section 4.6 Independent Investigation    24
Section 4.7 Investment Experience    24
Section 4.8 Accredited Investor    24
Section 4.9 Qualified Purchaser    25
Section 4.10 Restricted Securities    25
Section 4.11 “Bad Actor” Representations    25
Section 4.12 ERISA Representation    25
Section 4.13 Financing    25
Section 4.14 Litigation    26
Section 4.15 Compliance with Laws    26
Section 4.16 Foreign Person    27
Section 4.17 No Other Representations and Warranties    28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF INTEL MEMBER     28
Section 5.1 Organization; Authority    28
Section 5.2 Authorization; Enforceability    28
Section 5.3 Consents and Approvals; No Conflict    28
Section 5.4 Ownership of Company    29
Section 5.5 Litigation    29
Section 5.6 Compliance with Laws    29
Section 5.7 Project Contracts    30
Section 5.8 Ownership; ROFR and Other Interests    30
Section 5.9 No Other Representations and Warranties    30

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS    30
Section 6.1 Certain Actions    30
Section 6.2 Filings and Other Actions; Cooperation    31
Section 6.3 Confidentiality    32
Section 6.4 Efforts to Close    35
Section 6.5 Financing    35
Section 6.6 Exclusivity    36
Section 6.7 Intel Parent Guaranty    36

ARTICLE VII INDEMNIFICATION; REMEDIES    37
Section 7.1 Survival of Representations; Covenants    37
Section 7.2 Indemnification    37
Section 7.3 Limitations on Recovery; Exclusive Remedy    38
Section 7.4 Materiality    38

ARTICLE VIII CONDITIONS TO CLOSING    39
Section 8.1 Conditions to all Parties’ Obligations    39
Section 8.2 Conditions to Co-Investor Member’s Obligations on Closing    39
Section 8.3 Conditions to Intel Member’s Obligations on Closing    40

ARTICLE IX TERMINATION    41
Section 9.1 Termination    41
Section 9.2 Effect of Termination    42
Section 9.3 Non-Recourse    42

ARTICLE X MISCELLANEOUS    43
Section 10.1 Public Disclosures    43
Section 10.2 Further Assurances    43
Section 10.3 Expenses    43
Section 10.4 Notices    43
Section 10.5 Entire Agreement    45
Section 10.6 Severability    45
Section 10.7 No Third-Party Beneficiaries    45
Section 10.8 Assignment    45
Section 10.9 Amendment and Waiver    46
Section 10.10 Governing Law; WAIVER OF JURY TRIAL    46
Section 10.11 Specific Performance; Remedies    47

Section 10.12 Counterparts    48

SCHEDULES
Schedule 1    Required Approvals
Schedule 2    Intel Competitor
Schedule 3    Knowledge Persons
ANNEXES
Annex 1    “Bad Actor” Representations
EXHIBITS
Exhibit A    Form of Amended and Restated Limited Liability Company Agreement
Exhibit B    Intel Parent Guaranty
Exhibit C    Form of Fab Availability Agreement
Exhibit D    Form of Offtake Agreement
Exhibit E    Form of Risk of Loss Agreement
Exhibit F     Form of Operations and Maintenance Agreement
Exhibit G    Form of Administrative Services Agreement
Exhibit H    Form of Wafer Fabrication Agreement
Exhibit I    Arrangement Fee Agreement

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made as of June 4, 2024 (the “Execution Date”), by and among Intel Ireland Limited, a Cayman Islands exempted company (“Intel Member”), Grange Newco LLC, a Cayman Islands limited liability company (the “Company”), and AP Grange Holdings, LLC, a Cayman Islands limited liability company (“Co-Investor Member”). Each of Intel Member, the Company and Co-Investor Member is also referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, as of the Execution Date, Intel Member (i) is the sole member of the Company pursuant to that certain Initial Limited Liability Company Agreement of the Company, dated March 13, 2024 (the “Initial LLC Agreement”) and (ii) owns all of the outstanding securities of the Company (the “Units”);
WHEREAS, the Parties desire that, at the Closing, Co-Investor Member purchase from Intel Member, and Intel Member sell to Co-Investor Member, forty-nine thousand (49,000) Units, which represents forty-nine percent (49%) of the total issued and outstanding Units (the “Co-Investor Member Units”), on the terms and subject to the conditions set forth herein (the “Co-Investor Member Units Purchase”);
WHEREAS, at the Closing, in connection with the Co-Investor Member Units Purchase, the Parties desire to enter into the LLC Agreement, which shall amend and restate the Initial LLC Agreement in its entirety, and the Intel Member Units and the Co-Investor Member Units will be subject to such LLC Agreement pursuant to the terms set forth therein;
WHEREAS, prior to the Execution Date, Intel Member has initiated construction of Fab 34;
WHEREAS, at the Closing and simultaneously with the execution of the LLC Agreement, Intel Member will commit to complete construction of Fab 34 pursuant to the Construction Annex attached to the LLC Agreement as Annex I thereto (the “Construction Annex”);
WHEREAS, at the Closing and simultaneously with the execution of the LLC Agreement, Intel Member will grant the Company the right to cause and direct the operation of Fab 34 for the manufacture of wafers, for the benefit of the Company, during the Operational Term, by an operator selected by the Company pursuant to the Fab Availability Agreement (the “Business”);
WHEREAS, prior to the execution of this Agreement or at the Closing, as applicable, the Company, on the one hand, and Intel Member or one or more of its Affiliates, on the other hand, have entered, or will enter, into the Operations and Maintenance Agreement, the Administrative Services Agreement, the Offtake Agreement, the Risk of Loss Agreement, the Fab Availability Agreement and the Wafer Fabrication Agreement (collectively, the “Project Contracts”);
WHEREAS, as a condition to Co-Investor Member’s execution and delivery of this Agreement, Intel Member shall deliver to Co-Investor Member, contemporaneously with the execution and delivery of this Agreement, effective upon the Closing, a parent guarantee executed by Intel Parent, in the form attached hereto as Exhibit B (the “Intel Parent Guaranty”);
WHEREAS, as a condition and material inducement to Co-Investor Member’s execution and delivery of this Agreement, Intel Member is executing and delivering to Co-Investor Member, contemporaneously with the execution and delivery of this Agreement, an arrangement fee agreement, effective upon the Closing, in the form attached hereto as Exhibit I, pursuant to which Intel Member will pay a fee on the terms and conditions set forth therein to an Affiliate of Co-Investor Member following the payments made to Intel Member pursuant to Section 2.4(c)(vii) of this Agreement (the “Arrangement Fee Agreement” and such fee, the “Arrangement Fee”); and
WHEREAS, as a condition and material inducement to Intel Member’s and the Company’s execution and delivery of this Agreement, Co-Investor Member is executing and delivering to the Company, contemporaneously with the execution and delivery of this Agreement, an equity commitment letter, pursuant to which Apollo Capital Management, L.P. (“Equity Investor”) commits to provide, among other things, if necessary, equity financing, in accordance with the terms and conditions set forth therein (the “Equity Financing”), to Co-Investor Member to effect the Closing (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Commitment Letter”).
NOW, THEREFORE, in consideration of the representations, warranties, obligations, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. For purposes of this Agreement, the following terms, when used herein will have the respective meanings set forth below:
“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under 17 C.F.R. § 230.501 as of the Execution Date.
“Action” means any claim, charge, action, complaint, demand, petition, suit, hearing, litigation, arbitration, mediation, grievance, audit, inquiry, investigation, review or other proceeding, whether civil, criminal or administrative, at law or in equity by or before any Governmental Authority or any other Person having jurisdiction and/or authority over such matter.
“Adjustment Event” has the meaning set forth in the Construction Annex.
“Administrative Services Agreement” means that certain Administrative Services Agreement to be executed and delivered at the Closing, by and between Intel Member and the Company, in the form attached hereto as Exhibit G.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person; provided, however, that, for all purposes hereunder, in no event shall Co-Investor Member be deemed an Affiliate of the Company, nor shall Co-Investor Member be deemed an Affiliate of any member of the Intel Group; provided, further, that except in the case of “Confidential Information,” the payment of the Arrangement Fee, Section 4.15, Section 6.2(b), Section 6.3, Section 6.6, Section 7.2(a), Section 7.3, Section 9.3, Section 10.1 and Section 10.8, in no event shall (a) Apollo Global Management, Inc. or any of its subsidiaries or (b)(i) any portfolio company of, (ii) any fund managed or advised by, or (iii) any general partner or fund manager of a fund managed or advised by, Apollo Global Management Inc. or any of its subsidiaries or any Affiliate thereof be considered to be an Affiliate of Co-Investor Member nor shall Co-Investor Member be considered an Affiliate of such parties.
“Affiliate Contract” means any Contract between the Company, on the one hand, and any Affiliate of the Company or any officer, manager or member of the Company or any of its Affiliates, or, any individual in such officer’s, manager’s or member’s immediate family, on the other hand, including the Project Contracts.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Transaction” has the meaning set forth in Section 6.6(a).
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the
U.K. Bribery Act 2010, the Cayman Islands Anti-Corruption Act (as amended), applicable anti- bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials in International Business Transactions and other similar laws and regulations regarding bribery or corruption applicable to the Company from time to time.
“Apollo Personnel” has the meaning set forth in Section 1.1(b).
“Arrangement Fee” has the meaning set forth in the recitals to this Agreement.
“Arrangement Fee Agreement” has the meaning set forth in the recitals to this Agreement.
“Availability” has the meaning set forth in the Construction Annex.
“Bad Actor Disqualification” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in Ireland and Santa Clara, California.

“Casualty Event” has the meaning set forth in the Risk of Loss Agreement. “Change” has the meaning set forth in the Construction Annex.
“Closing” has the meaning set forth in Section 2.3. “Closing Date” has the meaning set forth in Section 2.3.
“Closing Payment” has the meaning set forth in Section 2.1.
“Co-Investor Fund Entity” has the meaning set forth in the LLC Agreement.
“Co-Investor Member” has the meaning set forth in the preamble to this Agreement.
“Co-Investor Member Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3(a).
“Co-Investor Member Indemnified Persons” has the meaning set forth in Section 7.2(a).
“Co-Investor Member-Requested Change” has the meaning set forth in the Construction Annex.
“Co-Investor Member Units” has the meaning set forth in the recitals to this Agreement.
“Co-Investor Member Units Purchase” has the meaning set forth in the recitals to this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Communications Strategy” has the meaning set forth in Section 10.1. “Company” has the meaning set forth in the preamble to this Agreement.
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.4 and Section 3.7.
“Company Indemnified Persons” has the meaning set forth in Section 7.2(a).
“Confidential Information” has the meaning set forth in Section 6.3.
“Confidentiality Agreement” means that certain Transaction-Specific Non-Disclosure Agreement executed on June 16, 2023, as amended by that certain Amendment to Transaction-
Specific Non-Disclosure Agreement executed on July 17, 2023, by and between Intel Parent and Apollo Management Holdings, L.P.
“Confidentiality Provisions” has the meaning set forth in Section 6.2(b).
“Construction Annex” has the meaning set forth in the recitals of this Agreement.

“Contract” means any written or other legally binding contract, agreement, commitment or arrangement.
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. “Controlling,” “controlled,” “controlled by” and “under common control with” shall have correlative meanings.
“Debt Financing Sources” means the Person or Persons that have entered into the Note Purchase Agreements, dated as of the date hereof, by and between such party and Co-Investor Member (the “Note Purchase Agreements”), providing the terms and conditions upon which such Persons have committed to purchase certain notes (the “Notes”) issued by Co-Investor Member in accordance with the terms of the Note Purchase Agreements (the “Debt Financing”).
“Deferred Payment” has the meaning set forth in Section 2.1.
“Disclosing Party” has the meaning set forth in Section 6.3.
“Equipment” has the meaning set forth in the Construction Annex.
“Equity Commitment Letter” has the meaning set forth in the recitals to this Agreement.
“Equity Financing” has the meaning set forth in the recitals to this Agreement. “Equity Investor” has the meaning set forth in the recitals to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the interest-bearing escrow account for depositing and disbursing the Escrow Amount established with the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain Escrow Agreement to be executed and delivered at the Closing, by and among Intel Member, Co-Investor Member and the Escrow Agent.
“Escrow Amount” means an amount equal to the Maximum Deferred Payment Amount.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, customs and trade, import or anti-boycott controls or programs administered, enacted or enforced by any Governmental Authority, including (a) the Export Administration Regulations administered by the U.S. Department of Commerce, the U.S. International Traffic in Arms Regulations and customs and import laws administered by U.S. Customs and Border Protection, (b) the anti- boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury and (c) any other similar export, import, anti-boycott or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company.

“Excepted Foreign Entity of Concern” has the meaning set forth in Section 4.15(d).
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Fab 34” has the meaning set forth in the LLC Agreement.
“Fab Availability Agreement” means that certain Fab Availability Agreement to be executed and delivered at the Closing, by and between Intel Member and the Company, pursuant to the LLC Agreement, in the form attached hereto as Exhibit C.
“Final Completion” has the meaning set forth in the Construction Annex.
“Financial Information” has the meaning set forth in Section 1.1(b).
“Financial Investor” means any Person, including any Subsidiary of such Person, (a) whose principal business activity is the acquiring, holding and selling limited partner or equivalent investments in, or debt securities of, other Persons and, in relation to the Company, is in fact a holder of solely such investments or debt securities, (b) who does not and will not have management control of or material veto rights with respect to Co-Investor Member and (c) who is not entitled to, and to which Co-Investor Member will not provide, Confidential Information regarding the Company, Intel Member or any of their respective Affiliates other than Financial Information.
“Fiscal Quarter” means the fiscal quarter of Intel Parent, which shall be the same as the fiscal quarter of the Company.
“Fitch” means Fitch Ratings Inc., a credit rating agency.
“Force Majeure” has the meaning set forth in the Risk of Loss Agreement.
“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.
“Fraud” means, with respect to any Party, actual and intentional common law fraud under Delaware law committed by such Party with respect to the making of any representation or warranty set forth in this Agreement or in any other document or certificate delivered in connection with this Agreement. A claim for Fraud may only be made against the Party committing such Fraud.
“Fundamental Representations” means those representations and warranties set forth in Co-Investor Member Fundamental Representations, Company Fundamental Representations and Intel Member Fundamental Representations.
“GAAP” means U.S. generally accepted accounting principles consistently applied.
“Governmental Approval” means any Permit, authorization, approval, consent, tariff, certification, exemption, Order, recognition, grant, confirmation, clearance, expiration or termination of applicable waiting period (including any extension thereof), waiver, variance, filing or registration by, from or with any Governmental Authority.
“Governmental Authority” means applicable national, federal, state, county, municipal and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having a regulatory interest in or jurisdiction over the Site, Fab 34 or the Parties.
“Identified Closing Date” has the meaning set forth in Section 9.1(f).
“Indebtedness” of a Person means (a) all indebtedness of such Person for money borrowed whether short-term or long-term and whether secured or unsecured, (b) reimbursement obligations in respect of letters of credit, performance bonds, surety bonds, banker’s acceptances and similar instruments issued for the account of such Person, (c) obligations under leases,
(d) obligations for the deferred purchase price of assets, properties, securities, goods or services, including all seller notes, conditional sale or title retention arrangements and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (other than account payables incurred in the ordinary course of business), (e) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (f) all interest, fees, expenses, prepayment penalties, “breakage costs” or similar payments owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (g) indebtedness of the types referred to in clauses (a) through (f) above of another Person that is guaranteed by such Person or secured by the assets of such Person.
“Indemnified Person” means any Company Indemnified Person, Intel Member Indemnified Person or Co-Investor Member Indemnified Person, as applicable.
“Indemnifying Party” has the meaning set forth in Section 7.1.
“Initial LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Intel Action” has the meaning set forth in the Construction Annex.
“Intel Competitor” has the meaning set forth on Schedule 2.
“Intel Group” means Intel Parent, Intel Member, the Intel Managers (as defined in the LLC Agreement) and any of their respective Affiliates, and any subcontractors, directors, officers, shareholders (other than public shareholders of Intel Parent), partners, members, managers, employees, agents, advisors, successors, transferees, lenders, assignees and representatives of any of the foregoing, in each case, except for the Company.
“Intel Member” has the meaning set forth in the preamble to this Agreement.
“Intel Member Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.4.

“Intel Member Indemnified Persons” has the meaning set forth in Section 7.2(b).
“Intel Member Units” means the Units owned by Intel Member immediately after the
Closing, representing fifty-one percent (51%) of the Units.
“Intel Parent” means Intel Corporation, a Delaware corporation, and any surviving corporation as the result of a merger of Intel Corporation with and into another Person.
“Intel Parent Guaranty” has the meaning set forth in the recitals to this Agreement.
“Intellectual Property” means all common law or statutory intellectual property and industrial property rights of every kind and description throughout the world, whether registered or not, including (a) patents and patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secret rights, including in ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (f) moral rights and rights of attribution and integrity, (g) Internet domain names, (h) all rights in other similar intangible assets and (i) all applications and registrations for the foregoing in any jurisdiction.
“Interim Period” means the period beginning on the Execution Date and ending at the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 9.1.
“Investment Company Act” has the meaning set forth in Section 4.9.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of Co-Investor Member” means the actual knowledge of any of the individuals set forth on Section (a) of Schedule 3 after reasonable due inquiry.
“Knowledge of Intel Member” means the actual knowledge of any of the individuals set forth on Section (b) of Schedule 3 after reasonable due inquiry.
“Knowledge of the Company” means the actual knowledge of any of the individuals set forth on Section (c) of Schedule 3 after reasonable due inquiry.
“Law” means any constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, Order, proclamation, resolution, declaration, or interpretative or advisory opinion or letter of an applicable domestic, foreign or international Governmental Authority.

“Liabilities” means any liability or obligation whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, or due or to become due.
“Lien” means any hypothecation, lien, preference, priority, license, community property interests, mortgage, security interest, security agreement, pledge, deed of trust, easement, covenant restriction or other encumbrance of any kind or nature whatsoever; provided, however, that licenses of Intellectual Property shall be deemed to not be a Lien on such Intellectual Property.
“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company to be executed, delivered and effective as of (and conditioned upon) the Closing, which shall amend and restate the Initial LLC Agreement in its entirety, by and among the Company, Intel Member, Co-Investor Member and the Persons, if any, that from time to time become party thereto, substantially in the form attached hereto as Exhibit A.
“Longstop Date” has the meaning set forth in the Construction Annex.
“Losses” means any claims, Liabilities, Taxes, damages, losses and reasonable, documented out-of-pocket costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim).
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, condition, development or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, properties, results of operations, privileges (whether contractual or otherwise), condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) the ability of Intel Parent, Intel Member or the Company to consummate the Transaction; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of clause (a): (i) the announcement, pendency or anticipated consummation of the Transaction; (ii) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (iii) general conditions in the semiconductor industry; (iv) a change in Intel Parent’s credit rating, stock price or stock trading volume; (v) any natural or man-made disaster, epidemic or pandemic (including related to the COVID-19 pandemic and actions taken in response thereto), act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (vi) changes in general legal, regulatory or political conditions after the Execution Date; (vii) changes in GAAP or any applicable accounting standards or applicable Laws or the interpretation thereof after the Execution Date; or (viii) the taking of any action, or any failure to act, as expressly permitted by this Agreement or consented to by the Parties in writing; provided further, however, that any event, change, circumstance, occurrence, effect, condition, development or state of facts referred to in clause (ii), (iii), (v), (vi), or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, change, circumstance, occurrence, effect, condition, development or state of facts has a disproportionate effect on the Business compared to other participants in the semiconductor industry.
“Material Contract” means any Contract to which the Company is bound in one or more of the following categories: (a) engineering, procurement and construction Contract, equipment supply Contract, operating and maintenance Contract, equipment service Contract or any other similar material agreement for the purpose of constructing, supplying, operating or servicing all or part of Fab 34 or any other assets; (b) feedstock or supply agreement; (c) offtake or purchase agreement; (d) any hedging arrangements; (e) any credit agreement, loan or other Contract governing or relating to Indebtedness; (f) any Contract restricting or requiring the payment of dividends in cash; (g) any Contract that includes a non-compete, right of first refusal or right of first offer that restricts the business of the Company or otherwise materially restricts the lines of business of or the geography in which the Company can operate; (h) (i) pursuant to which the Company licenses Intellectual Property to or from any Person, receives any other right to use or ownership of Intellectual Property from any Person or grants any other right to use Intellectual Property to any Person other than “off-the-shelf” software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year, (ii) under which the Company has developed material Intellectual Property for any Person or under which any Person has developed Intellectual Property for the Company or (iii) entered into to settle or resolve any Intellectual Property- related dispute or otherwise affecting the Company’s rights to use or enforce any Intellectual Property owned by the Company, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; (i) any Contract granting rights to securities or other economic rights in the Company; (j) all Contracts providing the Company with an option to acquire or lease Real Property or other material assets; (k) any Contract with a Governmental Authority; (l) any Contract that grants any power of attorney; (m) any Affiliate Contract (other than the Transaction Documents); or (n) any other Contract that is reasonably expected to exceed $1,000,000 in expenditures or receipts in any twelve (12) month period.
“Maximum Deferred Payment Amount” has the meaning set forth in Section 2.2(a).
“Members” has the meaning set forth in Section 2.3.
“Moody’s” means Moody’s Investors Service, Inc., a credit rating agency.
“Non-Casualty Force Majeure” means a Force Majeure that is not a Casualty Event.
“Non-Recourse Party” has the meaning set forth in Section 9.3.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Offtake Agreement” means that certain Offtake Agreement executed prior to the execution of this Agreement, and effective as of (and conditioned upon) the Closing, by and between Intel Parent and the Company, in the form attached hereto as Exhibit D.
“Operational Term” has the meaning set forth in the Fab Availability Agreement.
“Operations and Maintenance Agreement” means that certain Operations and

Maintenance Agreement executed prior to the execution of this Agreement, and effective as of (and conditioned upon) the Closing, by and between Intel Member and the Company, in the form attached hereto as Exhibit F.
“Order” means any order, decree, notice of responsibility, writ, ruling, decision, finding, directive, determination, adjudication, stipulation, award, injunction, judgment, assessment or similar act (including settlements) issued, promulgated or entered by or with any Governmental Authority.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document and (e) with respect to any other Person (other than a natural person), its comparable organizational documents.
“Outside Date” has the meaning set forth in Section 9.1(b).
“Party” has the meaning set forth in the preamble to this Agreement.
“Pass-Through Costs” means any amounts due and payable by Intel Member for the procurement of any materials or Equipment in connection with Intel Member’s performance of the Work.
“Performance Damages” means, collectively, the Capacity Shortfall LDs, Capacity Buydown LDs and Warranty LDs, each as defined in the Construction Annex.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from a Governmental Authority.
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for any Tax, assessment or other charge to the extent not yet past due and payable, unless being contested in good faith by appropriate proceedings and for which appropriate amounts have been reserved on the Company’s books and records in accordance with GAAP, (b) materialmen’s, mechanics’, warehousemen’s, worker’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the project, in each case, for amounts not yet due, unless being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP, (c) banker’s Liens or rights of offset with respect to the Company’s bank accounts, (d) Liens arising out of judgments or awards, so long as an appeal or proceeding for review is being prosecuted in good faith, (e) easements, covenants, conditions, right of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of Fab 34 in the ordinary course of business, (f) zoning and other land use governmental rules of any municipality or Governmental Authority that do not materially interfere with the construction, development, operation or maintenance of Fab 34, (g) rights of owners, lessors or grantors of interests in Real Property pursuant to the terms of any applicable Real Property agreements, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of Fab 34 in the ordinary course of business, and (h) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not adversely impacting the operation of Fab 34.
“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority.
“Physical Deliverables” has the meaning set forth in the Construction Annex.
“Pro Rata Share” has the meaning set forth in the LLC Agreement.
“Project Contracts” has the meaning set forth in the recitals to this Agreement.
“Purchase Price” has the meaning set forth in Section 2.1.
“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.
“Receiving Party” has the meaning set forth in Section 1.1(a).
“Representative” means, with respect to any Person, any directors, managers, officers, employees and other representatives and agents (including attorneys, accountants, consultants and financial advisors) of such Person.
“Required Approvals” means those Governmental Approvals set forth on Schedule 1.
“Restricted Person” means a Person that is (a) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1 or E:2 in Supplement No. 1 to 15 C.F.R. Part 740, (b) listed on the Entity List, Denied Persons List, Unverified List or Military End User List maintained by the U.S. Department of Commerce or (c) listed on the U.S. Department of State’s Debarred List.
“Retained Liabilities” means all Liabilities relating to the Company arising from conditions, events, facts or circumstances first occurring, existing or arising prior to the Closing, whether known or unknown.
“Risk of Loss Agreement” means that certain Risk of Loss Agreement to be executed and delivered at the Closing, by and between Intel Member and the Company, pursuant to the Fab Availability Agreement, in the form attached hereto as Exhibit E.
“S&P” means S&P Global Ratings, a credit rating agency.
“Sanctioned Jurisdiction” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means at any time any Person that is the subject or target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons, including by designation as a “Specially Designated National” or “Blocked Person” by OFAC, (b) a Governmental Authority of, resident or located in, or organized under the Laws of a Sanctioned Jurisdiction or (c) directly or indirectly fifty percent (50%) or more owned (in the aggregate) or controlled by any one or more of the foregoing.
“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered, implemented or enforced from time to time by (a) the United States,
(b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) the Cayman Islands, (f) any other jurisdiction to which the Company is subject, including any sanctions or export controls administered by OFAC, the Bureau of Industry Security of the U.S. Department of Commerce, or the U.S. Department of State and (g) any sanctions or export control measures under any statute, executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Site” has the meaning set forth in the LLC Agreement.
“Subsidiary” means, with respect to an entity, any limited liability companies, partnerships, corporations or other legal entities in which such entity holds a controlling interest or has the right to direct the management of such entity.
“Substantial Completion” has the meaning set forth in the Construction Annex.
“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts, and levies in the nature of a tax, whenever imposed by any Governmental Authority, including sales tax, use tax, gross receipts tax, transaction tax, privilege tax, property tax, ad valorem tax, income tax, withholding tax, corporation tax, franchise tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise duties, minimum tax, stamp duty reserve tax, payroll tax, national insurance, social security or other similar contributions, together with any interest, penalty, fine or other amount imposed in connection therewith.
“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or collection of any Tax.
“Third Party” has the meaning set forth in Section 6.6(a).
“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the LLC Agreement, the Fab Availability Agreement, the Risk of Loss Agreement, the Operations and Maintenance Agreement, the Intel Parent Guaranty, the Equity Commitment Letter, the Administrative Services Agreement, the Offtake Agreement, the Wafer Fabrication Agreement and any other agreement, document or instrument delivered hereunder and contemplated hereby.
“Units” has the meaning set forth in the LLC Agreement.
“Wafer Fabrication Agreement” means that certain Wafer Fabrication Agreement executed prior to the execution of this Agreement, and effective as of (and conditioned upon) the Closing, by and between Intel Parent and the Company, in the form attached hereto as Exhibit H.
“Work” has the meaning set forth in the Construction Annex.
Section 1.2 Construction.
a.Unless the context requires otherwise: (i) pronouns shall include the corresponding masculine, feminine and neuter forms; (ii) definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined; (iii) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) references to Articles, Sections, paragraphs, clauses, Schedules, Exhibits or Annexes, shall refer to an Article, Section, paragraph or clause of, or Schedule, Exhibit or Annex to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (v) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import shall refer to this Agreement as a whole, including the Company Disclosure Letter, Schedules, Exhibits and Annexes attached hereto, and not to any particular subdivision hereof unless expressly so limited; (vi) references to Schedules, Exhibits and Annexes refer to the items identified separately in writing by the Parties as the described Schedules, Exhibits or Annexes attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) the word “or” has the inclusive meaning represented by the phrase “and/or”; (ix) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; (x) references to any Affiliate of any Person include references to such Person’s Affiliates at the time of determination; (xi) any reference to any contract, agreement or other instrument (including this Agreement) or Law shall refer to such Contract, instrument or Law as amended, modified or supplemented from time to time in accordance with its terms, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); (xii) any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder; and (xiii) any reference to “writing” or comparable expressions includes a reference to electronic writings, such as email, .pdf copies and other comparable means of communication.
b.Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. For all purposes of this Agreement, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
c.The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. The terms “dollars” and “$” mean U.S. dollars, the lawful currency of the U.S.
d.Unless the context otherwise requires with respect to defined terms set forth herein, all accounting terms used in respect of the Company are to be interpreted in accordance with GAAP. All determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with GAAP, as consistently applied by the Company. Nothing herein shall restrict the accounting terms utilized by the Members, or require determinations of an accounting nature in respect of any Member to be made in a manner consistent with GAAP or require any Member to adhere its books and records to GAAP.
e.The Company Disclosure Letter has been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement. These section references are for convenience only, and the disclosure of any matter in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure with respect to the section or subsection of this Agreement to which it corresponds in number, as well as each other section and subsection of this Agreement containing representations and warranties of the Company to the extent it is reasonably apparent that such disclosure is applicable to such section or subsection, without regard to whether any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Letter and without regard to whether any particular section or subsection of the Company Disclosure Letter references any specific representation or warranty.
f.Unless the context otherwise requires, references to Intel Member and Company in this Agreement shall be to their capacities as “Intel Member” and “Company,” as applicable, under this Agreement and not to such Person acting in different capacities under the LLC Agreement or any of the applicable Project Contracts.
g.The Parties have participated jointly in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties acknowledge and agree that prior drafts of this Agreement and the documents referred to herein will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.
h.The descriptive headings contained in this Agreement and the table of contents are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE
Section 2.1 Co-Investor Member Units Purchase; Consideration. At the Closing (as defined below), on the terms and subject to the conditions set forth in this Agreement, Intel Member shall sell, transfer and deliver to Co-Investor Member, free and clear of any Liens (other than restrictions on transferability under the LLC Agreement or applicable Laws), and Co- Investor Member shall purchase and receive from Intel Member, all of Intel Member’s right, title and interest in and to the Co-Investor Member Units. In consideration of such sale, transfer and delivery by Intel Member of Co-Investor Member Units and the undertakings of Intel Member pursuant to the Construction Annex, the Risk of Loss Agreement and the Fab Availability Agreement, Co-Investor Member shall pay to Intel Member (a) an amount equal to $11,128,711,550 (the “Closing Payment”), to be paid in accordance with Section 2.4(a)(i), plus (b) any additional amounts that are owed pursuant to Section 2.2(a) (each, a “Deferred Payment”), to be paid in accordance with Section 2.2(b). The sum of the Closing Payment and all Deferred Payments shall be referred to as the “Purchase Price”. No Units will be certificated and all of the Units shall be evidenced solely by recording in Schedule 1.7 to the LLC Agreement.
Section 2.2 Deferred Payments.
a.    In addition to the Closing Payment, following the Closing, Co-Investor Member shall pay Intel Member each of the following Deferred Payments by disbursement from the Escrow Account in accordance with Section 2.2(b); provided, however, that the aggregate Deferred Payments paid by Co-Investor Member under clause (i), (ii), (iv) or (v) of this Section 2.2(a) shall not exceed $100,000,000 (the “Maximum Deferred Payment Amount”):
i. To the extent any increase in any Pass-Through Cost after the Execution Date increases the cost of the performance of the Work, Co-Investor Member shall pay an amount equal to its Pro Rata Share of such increase in the cost of the performance of the Work.
ii. To the extent any cost contingencies are necessary or desired by Intel Member in connection with the performance of the Work, Co-Investor Member shall pay an amount equal to its Pro Rata Share of such cost contingencies.
iii. If a Co-Investor Member-Requested Change occurs under Section 10.2 of the Construction Annex, then Co-Investor Member shall pay an amount equal to the increase in the cost of the performance of the Work occasioned by such Co-Investor Member-Requested Change.
iv. If a Change occurs under Section 10.3 of the Construction Annex due to the occurrence of a Non-Casualty Force Majeure or an Adjustment Event, then Co-Investor Member shall pay an amount equal to its Pro Rata Share of the increase in the cost of the performance of the Work occasioned by such Change.
v. If an Intel Action occurs under Section 10.6 of the Construction Annex, then Co-Investor Member shall pay an amount equal to its Pro Rata Share of the increase in the cost of the performance of the Work occasioned by such Intel Action.

b.    Provided that the Closing has occurred, within ten (10) Business Days following the receipt by Co-Investor Member of an invoice issued by Intel Member with respect to a Deferred Payment owed pursuant to Section 2.2(a), Intel Member and Co-Investor Member shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to disburse from the Escrow Account an amount equal to such Deferred Payment to Intel Member; provided, that Co-Investor Member shall be permitted to cause the Escrow Agent in accordance with the Escrow Agreement to disburse from the Escrow Account such Deferred Payment owed under Section 2.2(a) in the event Intel Member does not reasonably promptly respond to a written request for its joint instruction. Upon the earlier of Final Completion and the last day of the eighth (8th) Fiscal Quarter following the Longstop Date, to the extent any amount is remaining in the Escrow Account, Intel Member and Co-Investor Member shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to disburse from the Escrow Account such remaining amount (including any interest thereon) to Co-Investor Member; provided, that Co- Investor Member shall be permitted to cause the Escrow Agent in accordance with the Escrow Agreement to disburse from the Escrow Account such relevant amount to Co-Investor Member in the event Intel Member does not reasonably promptly respond to a written request for its joint instruction. To the extent (x) any Deferred Payment owed under clauses (i), (ii), (iv) and (v) of Section 2.2(a) has not been paid from the Escrow Account as set forth above, and the sum of any Deferred Payments made under such clauses is less than or equal to the Maximum Deferred Payment Amount or (y) any Deferred Payment owed under clause (iii) of Section 2.2(a) has not been paid from the Escrow Account as set forth above, Co-Investor Member shall pay such outstanding amount owed by wire transfer of immediately available funds to Intel Member’s designated account within ten (10) Business Days following the receipt by Co-Investor Member of the applicable invoice issued by Intel Member.
c.    If Co-Investor Member shall fail to timely make (or, if earlier, as of the date that Co-Investor Member notifies the Company or Intel Member in writing that it will not make) all or any portion of any Deferred Payment owed under Section 2.2(a)(ii), Intel Member shall be permitted to cause the Escrow Agent in accordance with the Escrow Agreement to disburse from the Escrow Account such relevant amount to Intel Member.
Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of signature pages by email at 7:00 a.m., Pacific time on (a) the date that is fifteen (15) Business Days following the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until the Closing, but subject to the satisfaction or, if permissible, waiving of such conditions at the Closing) or (b) such other date, time or place as mutually agreed to in writing by Co-Investor Member and Intel Member (collectively, the “Members”). The date of the Closing is herein referred to as the “Closing Date” and all actions required to be taken pursuant hereto at the Closing shall occur and shall be deemed to take place simultaneously.
Section 2.4 Closing Deliverables.
a.At or prior to the Closing, Co-Investor Member shall deliver, or cause to be delivered, to the Company and Intel Member (except as otherwise provided below):

i.to Intel Member, an amount equal to the Closing Payment by wire transfer of immediately available funds to Intel Member’s designated account provided to Co-Investor Member no later than three (3) Business Days prior to the Closing; provided, however, that in no event may any such amounts be deposited in advance of the end of a Fiscal Quarter if the Closing is reasonably expected to occur in the following Fiscal Quarter;
ii.to the Escrow Agent, an amount equal to the Escrow Amount, to be deposited into the Escrow Account pursuant to the Escrow Agreement;
iii.a counterpart signature page to the LLC Agreement, duly executed by Co-Investor Member;
iv.a counterpart signature page to the Escrow Agreement, duly executed by Co-Investor Member and the Escrow Agent;
v.a valid IRS Form W-9 from Co-Investor Member; and
vi.a certificate, dated as of the Closing Date and duly executed by an authorized Representative of Co-Investor Member, certifying the fulfillment of the matters set forth in Section 8.3(a) and Section 8.3(b).
b.At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Co-Investor Member and Intel Member:
i. a counterpart signature page to the LLC Agreement, duly executed by the Company;
ii. a certificate, dated as of the Closing Date and duly executed by an authorized Representative of the Company certifying the Company’s fulfillment of the matters set forth in Section 8.2(d) and Section 8.2(e);
iii. a counterpart signature page to the Fab Availability Agreement, duly executed by the Company;
iv. a counterpart signature page to the Administrative Services Agreement, duly executed by the Company;
v. a counterpart signature page to the Risk of Loss Agreement, duly executed by the Company; and
vi. record in its register of members Co-Investor Member as a Member of the Company and owner of the Co-Investor Member Units.
c.At or prior to the Closing, Intel Member shall deliver, or cause to be delivered, to the Company and Co-Investor Member:
i.a counterpart signature page to the LLC Agreement, duly executed by Intel Member;

ii.a counterpart signature page to the Fab Availability Agreement, duly executed by Intel Member;
iii.a counterpart signature page to the Risk of Loss Agreement, duly executed by Intel Member;
iv.a counterpart signature page to the Administrative Services Agreement, duly executed by Intel Member;
v.a counterpart signature page to the Escrow Agreement, duly executed by Intel Member and the Escrow Agent;
d.a certificate, dated as of the Closing Date and duly executed by an authorized Representative of Intel Member, certifying the fulfillment of the matters set forth in Section 8.2(a), Section 8.2(b), Section 8.2(f) and Section 8.2(g); and
e.contemporaneously with Closing and following receipt of funds pursuant to Section 2.4(a)(i), an amount equal to the Arrangement Fee by wire transfer of immediately available funds to an Affiliate’s of Co-Investor Member designated account provided to Intel Member no later than three (3) Business Days prior to the Closing.
Section 2.5 Withholding. The Company, Co-Investor Member and Intel Member shall be entitled to deduct and withhold from any amounts payable or deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld under any applicable Law. In the event any amounts are so deducted or withheld, the amounts deducted or withheld shall be treated as having been paid or delivered to the Person in respect of which such amounts would otherwise have been paid or delivered for purposes of this Agreement.
Section 2.6 Treatment of Performance Damages. Any payment made by Intel Member for any Performance Damages under the Construction Annex shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the written disclosure letter delivered by Intel Member and the Company to Co-Investor Member in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), Intel Member and the Company, on a joint and several basis, represent and warrant to Co-Investor Member, as of the Execution Date and the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date), as follows:
Section 3.1 Organization; Authority.
a. The Company (i) is a limited liability company, duly formed, validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite power and authority to own, lease and operate its assets and to carry on the Business as it is now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction in which its ownership, lease, operation of assets or the conduct of the Business as now conducted requires such qualification or license, except in the case of this clause (iii), where the failure to be so qualified is not, and would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole.
b. True, complete and correct copies of the Organizational Documents of the Company, all in such form as currently in full force and effect as of the Execution Date (prior to giving effect to this Agreement), have previously been delivered to Co-Investor Member, and the Company is in compliance with and is not in violation, breach or default of any of its Organizational Documents or any provision therein (nor has any event occurred that, with or without notice, lapse of time, or both, would constitute a violation, breach or default of any of its Organizational Documents or any provision therein).
Section 3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by the Company, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by the Company. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”). When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
Section 3.3 Consents and Approvals; No Conflicts.
a.The execution and delivery by the Company of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of the Company, (ii) result in the creation of any Lien on the Units or on the Company’s assets (other than Liens on the Units arising under the LLC Agreement and restrictions on transferability under the LLC Agreement or applicable Laws), (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under (A) the provisions of the Organizational Documents of the Company or (B) any Material Contract to which the Company is a party or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole.
b.Assuming the accuracy of the representations of Co-Investor Member set forth in Article IV and Intel Member set forth in Article V, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by the Company pursuant hereto do not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals, except where the failure by the Company to obtain any such Governmental Approval would not reasonably be expected to be material to the Company taken as a whole.
Section 3.4 Capitalization; Validity.
a.Schedule 3.4(a) of the Company Disclosure Letter sets forth the name of the Company, the jurisdiction of its organization, the Persons that own the outstanding Units of the Company and the amount of Units held by such Person.
b.There are no outstanding (i) securities convertible or exchangeable into limited liability company interests or other securities of the Company, (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Units or other securities of the Company or (iii) equity appreciation, phantom stock, profit participation, distribution, liquidation or similar rights or other equity or equity-based rights with respect to the Company. All of the Units have been duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights and are free and clear of any Liens (other than Liens on the Units arising under the LLC Agreement and restrictions on transferability under the LLC Agreement or applicable Laws). Upon the Co-Investor Member Units Purchase, (i) the Intel Member Units will represent fifty- one percent (51%) of the Units, (ii) the Co-Investor Member Units will represent forty-nine percent (49%) of the Units and (iii) other than Co-Investor Member Units and the Intel Member Units, there will be no securities of the Company outstanding.
c.The Company does not own, directly or indirectly, any equity securities in any Person.
Section 3.5 Special Purpose Vehicle. Since its formation, no actions have been taken and no business has been conducted by the Company except for ministerial activities and the execution and performance by the Company of this Agreement and the other Transaction Documents. The Company has no Indebtedness and there are no Liens on the Company or any of its assets, other than Permitted Liens.
Section 3.6 Litigation. There are no, and have never been any, Actions pending or, to the Knowledge of the Company, threatened against the Company. The Company is not subject to or bound by any outstanding Orders that would reasonably be expected to be material to the Company.
Section 3.7 Brokerage. The Company has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or its Affiliates.

Section 3.8 Tax Matters.
a.The Company (i) has timely filed all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects, (ii) has timely paid all Taxes required to be paid by it (whether or not shown on any return) to the proper Taxing Authority and (iii) has deducted, withheld and collected all amounts that it is required by law to deduct, withhold or collect on payments to third parties and has remitted such amounts to the proper Taxing Authority.
b.The Company (i) has not waived or extended any statute of limitations period for Taxes, (ii) is not the subject of an audit or other examination relating to the payment of Taxes, (iii) has not received any written notice from any Taxing Authority that such an audit or examination is contemplated or pending and (iv) is not the subject of any assessment or other deficiency proceeding with respect to Taxes.
c.The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by Contract, (iii) has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (iv) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, (v) is not a party to any Tax allocation or sharing agreement or similar arrangement and (vi) does not have an outstanding request for, or has received, a written ruling from a Taxing Authority or entered into any written agreement with a Taxing Authority with respect to any Taxes.
d.The Company is, and has been since its inception, treated and properly classified as a disregarded entity for U.S. federal income Tax purposes.
Section 3.9 Compliance with Laws. Except as would not reasonably be expected to be material and adverse to the Company, (i) the Company is and has at all times been in compliance with all Laws and all Orders, as applicable, and (ii) no notice, Action or assertion has been filed, commenced or, to the Knowledge of the Company, threatened directly against the Company alleging any violation of any Law or Order.
Section 3.10 No Other Representations and Warranties. Except for the express representations and warranties provided in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company, nor any of its Affiliates or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company to Co-Investor Member, Intel Member or any of their respective Affiliates or their respective Representatives, and the Company hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Co-Investor Member, Intel Member or any of their respective Affiliates or their respective Representatives other than the express representations and warranties provided in this Article III or in any certificate delivered pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CO-INVESTOR MEMBER
Co-Investor Member represents and warrants to the Company and Intel Member as of the Execution Date and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:
Section 4.1 Organization; Authority. Co-Investor Member is a limited liability company, duly formed, validly existing and in good standing under the Laws of Cayman Islands.
Section 4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Co-Investor Member, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of Co-Investor Member, and no other proceedings on the part of Co- Investor Member are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by Co-Investor Member. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Co-Investor Member, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy and Equity Exceptions. When each other Transaction Document to which Co- Investor Member is or will be a party has been duly executed and delivered by Co-Investor Member (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Co-Investor Member enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
Section 4.3 Consents and Approvals; No Conflict.
a. The execution and delivery by Co-Investor Member of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of Co-Investor Member, (ii) result in the creation of any Lien on the Units of Co-Investor Member or Co-Investor Member’s other assets (other than granting a security interest in the Co-Investor Member Units and related collateral pursuant to the terms of the Note Purchase Agreements and the transactions contemplated thereunder), (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the Organizational Documents of Co-Investor Member or (iv) violate any Law to which Co- Investor Member or its assets is subject, except in the case of clauses (ii) and (iii), as would not individually or in the aggregate reasonably be expected to be material to Co-Investor Member.
b. Assuming the accuracy of the representations of the Company set forth in Article III and Intel Member set forth in Article V, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Co-Investor Member pursuant hereto do not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals.

Section 4.4 Acquisition Entirely For Own Account. (a) The Co-Investor Member Units being acquired by Co-Investor Member are being acquired for investment for Co-Investor Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, (b) Co-Investor Member has no present intention of selling, transferring, granting any participation in, or otherwise distributing the same and (c) Co-Investor Member does not have any contract, agreement or other arrangement with any other Person to sell, transfer, grant participation rights in or otherwise distribute the Co-Investor Member Units being acquired by Co-Investor Member to any other Person; it being understood that Co-Investor Member is granting a security interest in the Co-Investor Member Units and related collateral pursuant to the terms of the Note Purchase Agreements and the transactions contemplated thereunder.
Section 4.5 No Registration. Co-Investor Member understands that the Co-Investor Member Units, at the time of the Co-Investor Member Units Purchase, are not registered under the Securities Act, and that in connection with the Co-Investor Member Units Purchase, the Company is relying on an exemption from registration under the Securities Act and applicable Laws, including domestic and foreign federal and state securities applicable Laws, and the representations and warranties of Co-Investor Member contained in this Agreement are essential to any claim of exemption by the Company from such registration. Co-Investor Member is aware that only the Company can take action to register the Units under the Securities Act and that, at the time of the Co-Investor Member Units Purchase, the Company is under no obligation to do so.
Section 4.6 Independent Investigation. Co-Investor Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Co-Investor Member has been provided access to the personnel, books and records of the Company sufficient to make an informed investment decision regarding its acquisition of the Co-Investor Member Units and entry into this Agreement.
Section 4.7 Investment Experience. Co-Investor Member has such knowledge and experience in financial and business matters to enable Co-Investor Member to evaluate the merits and risks of an investment in the Co-Investor Member Units and to make an informed investment decision and understands that (a) such investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (b) the acquisition of the Co-Investor Member Units hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment and (c) there are substantial restrictions on the transferability of, and there is no public market for, the Co-Investor Member Units.
Section 4.8 Accredited Investor. Co-Investor Member is an Accredited Investor and has not taken, and will not take, any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the Co-Investor Member Units being acquired by Co- Investor Member.
Section 4.9 Qualified Purchaser. Co-Investor Member is a “qualified purchaser” as defined in the Investment Company Act of 1940 (the “Investment Company Act”) and within the meaning of Section 3(c)(7) of the Investment Company Act.

Section 4.10 Restricted Securities. Co-Investor Member understands that the Co- Investor Member Units are “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act and, except in limited circumstances in compliance with the applicable terms of this Agreement and the Securities Act, may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 4.11 “Bad Actor” Representations. The information in Annex 1 is accurate with respect to Co-Investor Member.
Section 4.12 ERISA Representation. Co-Investor Member is not acquiring the Co- Investor Member Units with, or contributing any property to the Company that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code § 4975.
Section 4.13 Financing.
a.Co-Investor Member will have at the Closing cash and other sources of immediately available funds sufficient to permit Co-Investor Member to pay the Purchase Price and all related fees and expenses necessary to consummate the Transaction on the terms and subject to the conditions set forth herein and in the other Transaction Documents. Concurrently with the execution of this Agreement, Co-Investor Member has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, providing the terms and conditions upon which Equity Investor has committed to provide the Equity Financing to Co- Investor Member in accordance with the terms of the Equity Commitment Letter. The obligations of Co-Investor Member under this Agreement and the other Transaction Documents are not contingent on the receipt or availability of any funds or financing (including the Debt Financing and the Equity Financing), and Co-Investor Member acknowledges and agrees that it is not a condition to the Closing that Co-Investor Member obtain financing (including the Debt Financing and the Equity Financing) for or relating to the transactions contemplated hereby. As of the Execution Date, the Note Purchase Agreements are (as to Co-Investor Member and any Affiliate of Co-Investor Member party thereto and, to the Knowledge of Co-Investor Member, the other parties thereto), valid and in full force and effect, except as enforceability may be limited by Bankruptcy and Equity Exceptions. The Equity Commitment Letter is valid and in full force and effect, except as enforceability may be limited by Bankruptcy and Equity Exceptions. As of the Execution Date, the commitments to purchase the Notes with respect to the Note Purchase Agreements and the commitment with respect to the Equity Commitment Letter have not been withdrawn, terminated, rescinded or otherwise amended or modified in any respect and no amendment or modification to the Note Purchase Agreements or the Equity Commitment Letter are contemplated as of the Execution Date. The Debt Financing, when funded in accordance with the Note Purchase Agreements, will, together with any necessary Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide cash proceeds to Co-Investor Member sufficient to pay all amounts required to be paid by Co- Investor Member under this Agreement, and all of Co-Investor Member’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement. As of the Execution Date, there are no other Contracts, side letters, agreements or arrangements relating to the Transaction, the Debt Financing or the Equity Financing to which Co-Investor Member or any of its Affiliates is a party or is otherwise bound other than this Agreement that could affect (i) the availability of the funding in full of the Debt Financing contemplated by the Note

Purchase Agreements or (ii) the availability of the funding in full if applicable, of the Equity Financing contemplated by the Equity Commitment Letter or impose any additional condition precedent in a manner adverse in any respect to Intel Member or the Company to the availability of the Equity Financing. Except as specifically set forth in the Equity Commitment Letter, there are no conditions precedent to the obligation of Equity Investor to fund the Equity Financing. Co-Investor Member is not in violation or breach of any of the terms or conditions set forth in the Note Purchase Agreements or the Equity Commitment Letter, and as of the Execution Date, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure on the part of Co-Investor Member or any of its Affiliates (or, to the Knowledge of Co-Investor Member, any other party thereto) to satisfy a condition precedent set forth in the Note Purchase Agreements or (B) result in any portion of the Debt Financing or, if applicable, the Equity Financing, being unavailable on the Closing Date, assuming, in the case of the Debt Financing, the conditions to the Debt Financing set forth in the Note Purchase Agreements are satisfied. As of the Execution Date, Co-Investor Member has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Debt Financing set forth in the Note Purchase Agreements to be satisfied by it or (ii) the full amount of the Debt Financing will not be available on the Closing Date. Co-Investor Member: (i) is not aware of any fact or occurrence that makes any of the representations or warranties in the Equity Commitment Letter inaccurate in any material respect; and (ii) has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it, Equity Investor or any of their respective Affiliates contained in the Equity Commitment Letter or (B) the full amount of the Equity Financing, if required, will not be available on the Closing Date, including any reason to believe that Equity Investor will not perform its funding obligations under the Equity Commitment Letter in accordance with its terms and conditions. No part of the Purchase Price is or shall be derived, directly or indirectly, from any activity with or involving a Sanctioned Person or a Sanctioned Jurisdiction, or otherwise in violation of Sanctions.
b.The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary thereof on the terms, and subject to the conditions, provided therein as of the Execution Date and is entitled to enforce such agreement in accordance with its terms as of the Execution Date and subject to the limitations set forth herein and in Section 10.11.
Section 4.14 Litigation. There are no material Actions pending or, to the Knowledge of Co-Investor Member, threatened against Co-Investor Member. Co-Investor Member is not subject to or bound by any outstanding Orders.
Section 4.15 Compliance with Laws.
a.(i) Co-Investor Member is in compliance with all Laws and all Orders, as applicable, and (ii) no notice, Action or assertion has been filed, commenced or, to the Knowledge of Co-Investor Member, threatened against Co-Investor Member, alleging any violation of any Law or Order, and no Action is pending, or to the Knowledge of Co-Investor Member, threatened.
b.None of Co-Investor Member or its Affiliates, nor any of their respective directors, officers, general partners, managers, employees or agents, in each case,

acting on their behalf (i) has, directly or indirectly, violated any applicable Anti-Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Sanctioned Person nor otherwise violated Sanctions, (iv) has made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Ex-Im Laws, (v) has been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Ex-Im Laws or (vi) has received any allegation, inquiry, notice or communication that alleges that Co-Investor Member or any Person acting for or on behalf or at the direction thereof may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.
c.Co-Investor Member has obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Ex- Im Laws.
d.The Co-Investor Fund Entity has not contributed to Co-Investor Member or the Company capital from an entity that is a partner or investor in the Co-Investor Fund Entity and that is a “foreign entity of concern” as defined in 15 C.F.R. § 231.104, and if the partner or investor is a foreign entity of concern solely by virtue of paragraph (c) of 15 C.F.R. § 231.104 (“Excepted Foreign Entity of Concern”), then (i) the amount of capital contributed by the Excepted Foreign Entity of Concern does not exceed five percent (5%) of the aggregate amount of capital contributed from limited partners of the Co-Investor Fund Entity to Co-Investor Member or the Company; (ii) the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company from such Excepted Foreign Entity of Concern is less than ten percent (10%) of the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company; (iii) no Person directly or indirectly holds or has otherwise acquired any economic or voting interest in Co-Investor Member or the Company, other than as a direct result of (and in proportion to) capital contributions made by the Co-Investor Fund Entity to Co-Investor Member or the Company (as applicable) on behalf of such Person; and (iv) no Person directly or indirectly holds or has otherwise acquired any membership or control rights with respect to the Co-Investor Fund Entity’s general partnership which could provide such persons with “control” as that term is defined in 31 C.F.R. § 800.208.
e.Neither Co-Investor Member nor any of its Affiliates is a “foreign entity of concern” within the meaning of 15 C.F.R. § 231.104.
Section 4.16 Foreign Person. Co-Investor Member is not, and its ultimate owner is not (a) a “foreign national,” “foreign government,” or “foreign entity,” as those terms are defined in 31 C.F.R. Part 800, (b) an entity over which Control is exercised or exercisable by a “foreign national,” “foreign government,” or “foreign entity,” as those terms are defined in 31 C.F.R. Part 800 or (c) an entity over which Control is exercised or exercisable by either of the foregoing clauses (a) or (b).
Section 4.17 No Other Representations and Warranties. Except for the express representations and warranties provided in this Article IV or in any certificate delivered pursuant to this Agreement, neither Co-Investor Member, nor any of its Affiliates or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Co-Investor Member to Intel Member, the Company or any of their respective Affiliates or their respective Representatives, and Co-Investor Member hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Intel Member, the Company or any of their respective Affiliates or their respective Representatives other than the express representations and warranties provided in this Article IV or in any certificate delivered pursuant to this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INTEL MEMBER
Intel Member represents and warrants to the Company and Co-Investor Member as of the Execution Date and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:
Section 5.1 Organization; Authority. Intel Member is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.
Section 5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel Member, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of Intel Member, and no other proceedings on the part of Intel Member are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by Intel Member. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Intel Member, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy and Equity Exceptions. When each other Transaction Document to which Intel Member is or will be a party has been duly executed and delivered by Intel Member (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Intel Member (with no defaults thereunder) enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
Section 5.3 Consents and Approvals; No Conflict.
a. The execution and delivery by Intel Member of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of Intel Member, (ii) result in the creation of any Lien upon the Units of Intel Member or upon Intel Member’s other assets (other than Liens on the Units arising under the LLC Agreement and restrictions on transferability under the LLC Agreement or applicable Laws), (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the Organizational Documents of Intel Member or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to Intel Member.
b. Assuming the accuracy of the representations of the Company set forth in Article III and Co-Investor Member in Article IV, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel Member pursuant hereto does not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals, except where the failure by Intel Member to obtain any such Governmental Approval would not reasonably be expected to be material to Intel Member.
Section 5.4 Ownership of Company. Intel Member has good and marketable title to, valid and sole and exclusive interests in, and ownership of the Company, and upon the Co- Investor Member Units Purchase pursuant to this Agreement, Co-Investor Member will receive good and marketable title to and valid and exclusive interests and ownership of, all of the Co- Investor Member Units free and clear of all Liens (other than Liens on the Units arising under the LLC Agreement and restrictions on transferability under the LLC Agreement or applicable Laws) without payment to any Person (other than the payment of the Purchase Price).
Section 5.5 Litigation. There are no material Actions pending or, to the Knowledge of Intel Member, threatened against Intel Member with respect to Fab 34 or the Business. Intel Member is not subject to or bound by any outstanding Orders with respect to Fab 34 or the Business that would reasonably be expected to be material to Intel Member with respect to Fab 34 or the Business.
Section 5.6 Compliance with Laws.
a. Except as would not be material and adverse to Fab 34, (i) Intel Member is in compliance with all Laws and all Orders, as applicable, and (ii) no notice, Action or assertion has been filed, commenced or, to the Knowledge of Intel Member, threatened against Intel Member alleging any violation of any Law or Order, and no Action is pending, or to the Knowledge of Intel Member, threatened.
b. In the five (5) years prior to the Execution Date, none of Intel Member or its Affiliates, nor any of their respective directors, officers, general partners, managers, employees or, to the Knowledge of Intel Member, agents, in each case, acting on behalf of Intel Member or its Affiliates: (i) has, directly or indirectly, materially violated any applicable Anti- Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Restricted Person or a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Restricted Person or Sanctioned Person nor otherwise violated Sanctions or (iv) has received any allegation, inquiry, notice or communication that alleges that the Company, Intel Member or any Person acting for or on behalf or at the direction thereof may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.
Section 5.7 Project Contracts. True, complete and correct copies of the Project Contracts (other than the Fab Availability Agreement, the Risk of Loss Agreement and the Administrative Services Agreement), all in substantially such form as currently in full force and effect as of the Execution Date (prior to giving effect to this Agreement), have previously been delivered to Co-Investor Member, and Intel Member is in material compliance with and is not in material violation, breach or default of any of the Project Contracts or any provision therein (nor has any event occurred that, with or without notice, lapse of time, or both, would constitute a material violation, breach or default of any of the Project Contracts or any provision therein). At the Closing, true, complete and correct copies of the Fab Availability Agreement, the Risk of Loss Agreement and the Administrative Services Agreement, in substantially the forms attached hereto as Exhibit C, Exhibit E and Exhibit G, respectively, will be delivered to Co-Investor Member, and Intel Member shall be in material compliance with and shall not be in material violation, breach or default of the Risk of Loss Agreement or any provision thereof.
Section 5.8 Ownership; ROFR and Other Interests. Intel Member has good and marketable title to, valid and sole and exclusive interests in, and ownership of Fab 34 and the Business; provided, however, that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property. With the exception of the Parties to this Agreement and their respective successors and permitted assigns, neither Intel Member nor any of its Affiliates have granted any Person any right to claim a beneficial interest in the Transaction Documents or any rights arising out of Transaction Documents. In addition, there are no Contracts as between Intel Member or any of its Affiliates and a third party granting a right of first refusal, right of first negotiation, right of first offer, exclusivity or similar option in favor of any other Person, with respect to Fab 34 or the Business or that would otherwise frustrate the purpose of or render any party thereto incapable of performing the Project Contracts in full in accordance with their respective terms.
Section 5.9 No Other Representations and Warranties. Except for the express representations and warranties provided in this Article V or in any certificate delivered pursuant to this Agreement, neither Intel Member, nor any of its Affiliates or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Intel Member to Co-Investor Member, the Company or any of their respective Affiliates or their respective Representatives, and Intel Member hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Co-Investor Member, the Company or any of their respective Affiliates or their respective Representatives other than the express representations and warranties provided in this Article V or in any certificate delivered pursuant to this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
Section 6.1 Certain Actions. Except (x) as expressly contemplated by this Agreement, (y) as approved by Co-Investor Member (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, at all times during the Interim Period, the Company shall, and Intel Member and its Affiliates shall cause the Company to, (a) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable Law; (b) subject to the restrictions and exceptions elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (c) use its respective commercially reasonable efforts, consistent with its operations in the ordinary course of business, to (i) preserve intact its material assets, properties (as applicable), Contracts or other legally binding understandings, licenses and business organizations, (ii) keep available the services of its current officers and key employees and (iii) preserve its current relationships and goodwill with customers, suppliers, partners, platform providers, manufacturers, distributors, lessors, licensors, licensees, creditors, contractors and such other Persons with which the Company, Intel Member or any of its Affiliates has business relations. Without limiting the generality of the foregoing, except (x) as expressly contemplated by this Agreement, (y) as approved by Co-Investor Member (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, at all times during the Interim Period, the Company shall not:
a.with respect to the Company, issue, sell, assign, transfer, pledge, or grant new Units or redeem or repurchase any outstanding Units in the Company or any securities or rights convertible into, exchange or exercisable for or evidencing the right to subscribe for any Units or rights, warrants or options to purchase any Units, other than pursuant to this Agreement;
b.make any material change in its financial accounting policies, except as required by Law, GAAP or any applicable accounting standards or the SEC;
c.(i) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Units or other securities of the Company, other than to the extent paid in full prior to the Closing or (ii) adjust, split, combine, subdivide or reclassify any of its Units;
d.take any action which would require the Required Supermajority Approval (as defined in the LLC Agreement); or
e.agree in writing to take any or authorize any of the foregoing actions.
Section 6.2 Filings and Other Actions; Cooperation.
a.Each Party shall cooperate and use all commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement) to take, or cause to be taken, all reasonable and appropriate action to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable, including (i) to obtain from any applicable Governmental Authority all Required Approvals and (ii) to obtain any other Governmental Approvals as are determined to be necessary or advisable in the view of the Parties after consultation with each other for the consummation of the transactions contemplated by this Agreement; provided, that whether it is required or advisable for the parties to submit a notification under Foreign Investment Laws shall be determined, along with the form of and strategy with respect to any such notifications, by Intel Member in its sole discretion after consultation with Co-Investor Member; provided, further, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(a) or any other provision of this Agreement shall require Co-Investor Member or any of its Affiliates to agree or otherwise be required to, take any action, including any action contemplated above, with respect to any of Co-

Investor Member’s Affiliates, or any interest therein, other than with respect to Co-Investor Member.
b.Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to any investigation or inquiry under the antitrust laws or Foreign Investment Laws relating to the transactions contemplated by this Agreement or Governmental Approval that is the subject of this Section 6.2 and permit the other Parties to review in advance any proposed written communication by such Party to any Governmental Authority in connection therewith, to the extent permitted by Law and subject to customary confidentiality protections. Subject to the Confidentiality Agreement and the terms and conditions related to confidential, proprietary or commercially sensitive information that are contained therein and in the other Transaction Documents (“Confidentiality Provisions”), each Party will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the matters set forth in this Agreement and the transactions contemplated hereby. Subject to the Confidentiality Provisions and any other confidentiality agreements, each Party will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing, in each case, to the extent permitted by Law and subject to customary confidentiality protections.
Section 6.3 Confidentiality.
a. No Party (each, a “Receiving Party”) shall, for any purpose other than performing its obligations under this Agreement, use, divulge, disclose, produce, publish or permit access to, without the prior written consent of any other Party (the “Disclosing Party”), any commercially sensitive, non-public, confidential or proprietary information of the Disclosing Party (“Confidential Information”). Confidential Information includes this Agreement, all information or materials prepared in connection with each Party’s obligations hereunder or delivered pursuant hereto, including designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case, where such information or material is clearly marked as “confidential,” “proprietary” or the like at the time of disclosure or after disclosure, or, if first disclosed in non-tangible form, is orally identified as confidential or proprietary at the time of disclosure or confirmed as such in writing after disclosure, or where, under the circumstances, such information or material is reasonably considered or should reasonably have been known to be confidential information of the Disclosing Party. Each Receiving Party may grant access to such documentation and information to its respective employees and authorized contractors, subcontractors and agents whose access is necessary to fulfill the terms of this Agreement. Confidential Information does not include any information (i) known to a Receiving Party prior to obtaining the same from the Disclosing Party, (ii) that is or becomes generally available to public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Section 6.3, (iii) of which such Person (or its Affiliates) learns from sources other than the Disclosing Party or its Affiliates or their representatives or predecessors; provided, that such source is not known (after reasonable inquiry undertaken in good faith) to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information, or (iv) that is disclosed in a prospectus or other documents available for dissemination to the public by express prior written consent of an authorized officer of the Disclosing Party. Each Receiving Party shall use the higher of the standard of care that such Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information.
b. Notwithstanding anything herein to the contrary, each Receiving Party and its Affiliates and its and their respective managers, officers, shareholders, partners, employees, agents and members shall be permitted to disclose such Confidential Information without the prior written consent of the Disclosing Party (i) to those of such Receiving Party’s Affiliates, and its and their respective agents (including, for the avoidance of doubt, investment, compliance and other personnel of Apollo Global Management, Inc. and its Affiliates who are responsible for administering (or otherwise have a need to know about) Co-Investor Member’s investment in the Company) (“Apollo Personnel”), representatives and employees who (x) need access to such Confidential Information to directly support such Receiving Party’s obligations under this Agreement and (y) are subject to confidentiality obligations at least as restrictive as the obligations set forth herein, (ii) to such Receiving Party’s existing or prospective direct or indirect limited partners and equity holders so long as they are subject to confidentiality restrictions at least as restrictive as those set forth herein (and provided, that, in the case of Co- Investor Member, the allowance of this clause (ii) shall be limited to financial data and other financial information regarding Fab 34, the Business and the Transactions made available to Co- Investor Member in connection with the Transactions (collectively, the “Financial Information”)), (iii) to the extent required to be disclosed by order of a court of competent jurisdiction or other Governmental Authority, or by any stock exchange where the shares of any Person are listed, or by any applicable Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, (iv) as required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets, (v) to the extent necessary for the enforcement of any right of such Receiving Party arising under this Agreement, (vi) to its attorneys, accountants, rating agencies, financial advisors or other agents, in each case, bound by the same or similar confidentiality obligations, (vii) to banks, insurers, investors and other equity or debt financing sources and their advisors, in each case, if the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations (and provided, that, in the case of Co-Investor Member, the allowance of this clause (vii) shall be limited to Financial Information), (viii) in connection with an actual or prospective merger or acquisition or similar transaction where the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations, (ix) to the extent required to be disclosed on any Tax Return or in connection with any audit or other proceeding relating to Taxes or to the U.S. Department of the Treasury or the IRS (or any relevant state or local Taxing Authority) in connection with Tax incentives, exemptions, deductions, abatements, exclusions or other benefits, and (x) to insurance agents to the extent necessary to perform its obligations under this Agreement; provided, however, that each of Co-Investor Member and the Company agrees that it will not disclose any Confidential Information of Intel Member to any Person that is an Intel Competitor or an Affiliate thereof (it being understood and agreed that in no event shall providing Confidential Information to Apollo Personnel in and of itself be deemed to be providing such information to an Intel Competitor); provided further, however, that the foregoing shall not restrict disclosures to the service personnel of any original equipment manufacturer servicing such equipment installed in Fab 34 under the Construction Annex.
c. If a Receiving Party believes that it will be compelled to disclose Confidential Information of the Disclosing Party pursuant to any of sub-clauses (i) through (x) in Section 6.3(b), it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure. Except for disclosures pursuant to sub-clauses (i), (ii), (iii) and (vii) of Section 6.3(b), a Receiving Party shall advise each Person to whom it provides the Disclosing Party’s Confidential Information of the confidentiality obligations in this Agreement, and a Receiving Party shall be liable to the Disclosing Party for any breach of such confidentiality obligations by any such Person to whom such Receiving Party has provided the Disclosing Party’s Confidential Information.
d. The Parties shall cause the confidentiality provisions of this Section 6.3 to remain in full force and effect with respect to any Confidential Information until the date that is five (5) years after the date of the termination of this Agreement.
e. Except as is necessary for each Party’s obligations hereunder, at any time upon the request of the Disclosing Party, each Receiving Party shall promptly deliver to the Disclosing Party or destroy, if so directed by the Disclosing Party (with such destruction to be certified by such Receiving Party), all documents (and all copies thereof, however stored) furnished to or prepared by such Receiving Party to the extent that they contain Confidential Information of the Disclosing Party and all other documents in such Receiving Party’s possession to the extent that they contain such Confidential Information (other than any Physical Deliverables (as defined in the Construction Annex) delivered to Co-Investor Member by Intel Member as part of its performance of the Work under the Construction Annex, as contemplated by Section 5.3.3 of the Construction Annex); provided, that such Receiving Party may retain copies of such Confidential Information solely for the purpose of complying with applicable Law or professional standards or its audit and document retention policies so long as all such retained Confidential Information is held subject to the terms and conditions of this Section 6.3; provided, further, that, with respect to Confidential Information that constitutes a trade secret, obligations under this Section 6.3 shall survive for so long as such information remains a trade secret.
f. The Parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Section 6.3 and that the obligations of each Party under this Section 6.3 are specifically enforceable. Accordingly, the Parties agree that a breach or threatened breach of this Section 6.3 by any Party shall entitle the other Parties to seek a decree compelling specific performance or granting injunctive relief with respect thereto, and shall be entitled, without the necessity of filing any bond, to enjoin any actual breach of this Section 6.3. Any such relief shall be in addition to, and not in lieu of, monetary damages or other rights and remedies that may be available to such Party at law or in equity, unless expressly prohibited or otherwise restricted by any other provision of this Agreement. Nothing in this Section 6.3 shall affect the terms, conditions or applicability of the Confidentiality Agreement prior to the Closing.
Section 6.4 Efforts to Close. On the terms and subject to the conditions set forth in this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to take, or cause to be taken, all reasonable and appropriate action to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable following the Execution Date (and in no event later than the Outside Date) and to cause each of the conditions set forth in Article VIII to be satisfied.
Section 6.5 Financing.
a. Co-Investor Member shall not permit any assignment of the Equity Commitment Letter, or any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter, in each case without obtaining the Company’s prior written consent.
b. Co-Investor Member shall take all actions and do all things necessary, proper or advisable to obtain the Equity Financing and, in furtherance of the foregoing, shall: (i) maintain in effect the Equity Commitment Letter; (ii) ensure the accuracy of all representations and warranties of Co-Investor Member, if any, set forth in the Equity Commitment Letter; (iii) comply with its obligations under the Equity Commitment Letter; (iv) satisfy on a timely basis all conditions applicable to Co-Investor Member in the Equity Commitment Letter that are within its control; (v) enforce its rights under the Equity Commitment Letter; and (vi) consummate, if necessary, the Equity Financing at or prior to the Closing, including by requesting Equity Investor to fund the Equity Financing at the Closing.
c. Co-Investor Member shall promptly provide Intel Member with copies of all executed amendments, modifications of the Equity Commitment Letter (it being understood that any amendments, modifications shall only be as permitted herein). Without limiting the generality of the foregoing, Co-Investor Member shall promptly notify Intel Member: (i) of any breach (or breach threatened in writing) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter or the Transaction Documents related to the Equity Financing of which Co- Investor Member becomes aware; (ii) of the receipt by Co-Investor Member of any written notice or communication from Equity Investor with respect to any breach (or breach threatened in writing) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Equity Commitment Letter or any Transaction Documents related to the Equity Financing of any provisions of the Equity Commitment Letter or such Transaction Documents; and (iii) if for any reason Co-Investor Member at any time believes it may not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any Transaction Documents related to the Equity Financing; provided, however, that in no event will Co-Investor Member be under any obligation to disclose any information that is subject to attorney-client or similar legal privilege if Co-Investor Member shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege.
Section 6.6 Exclusivity.
a. During the Interim Period, Intel Member shall not and shall cause its Affiliates and all members of the Intel Group not to, directly or indirectly, without the prior written consent of Co-Investor Member: (i) solicit, initiate or knowingly facilitate or encourage the submission of inquiries, proposals or offers from, or negotiations or other discussions with, any Person (other than Co-Investor Member and its Affiliates or their respective Representatives or at the direction of Co-Investor Member and its Affiliates or their respective Representatives) (each, a “Third Party”) relating to any financing, investment or acquisition (whether through any merger, consolidation or other business combination or any equity or asset sale or other disposition), sale of the equity interests or assets of the Company or any other transaction of a similar nature relating to Fab 34 and its related assets (each, an “Alternative Transaction”), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, with any Third Party with respect to or in furtherance of any Alternative Transaction or (iii) with respect to or in furtherance of a possible Alternative Transaction, knowingly furnish to any Third Party any information with respect to Fab 34, the Business, or any aspect of the negotiations or discussions with respect to the Transaction. Intel Member shall notify Co-Investor Member of any Alternative Transaction proposal received within two (2) Business Days of receipt of the same by any member of the Intel Group.
b. As of the Execution Date, Intel Member shall, and shall cause its Affiliates and all members of the Intel Group to, (i) immediately cease (x) any existing discussions or negotiations with any Third Party and (y) the provision to any Third Party of any information in connection with, regarding or in furtherance of any Alternative Transaction (including by terminating access to any physical or electronic data rooms hosted by or on behalf of Intel Member) and (ii) request any Third Party to promptly return or destroy any information received in connection with, in each case, regarding or in furtherance of any Alternative Transaction.
c. “Bad Actor” Representations. Co-Investor Member shall promptly inform the Company in writing if at any time after the Closing any of the representations in Annex 1 are no longer accurate with respect to such Person. The information in Annex 1 remains accurate with respect to Co-Investor Member as of the Execution Date until the date on which Co- Investor Member has otherwise notified the Company in writing in accordance with the immediately preceding sentence.
Section 6.7 Intel Parent Guaranty. Intel Member shall, concurrently with the execution of this Agreement by the Parties, provide the Intel Parent Guaranty to Co-Investor Member.
ARTICLE VII
INDEMNIFICATION; REMEDIES
Section 7.1 Survival of Representations; Covenants. Except in the case of Fraud or willful misconduct, (a) the Fundamental Representations and the representations and warranties set forth in Section 3.8 shall survive ninety (90) days after the expiration of the applicable statute of limitations (taking into account applicable extensions thereof) and (b) all covenants to be performed after the Closing shall survive until fully performed or waived by the Party to whose benefit such covenant inures. Except in the case of Fraud or willful misconduct, no other representation, warranty or covenant set forth in this Agreement shall survive the Closing. Notwithstanding the foregoing, if notice with respect to a claim for indemnification under Section 7.2 has been delivered to the Person from which an indemnity is claimed or sought thereunder (the “Indemnifying Party”) in good faith prior to the expiration of the applicable survival period set forth in this Section 7.1 or if any indemnification obligation otherwise arises as a result of Fraud or willful misconduct, then any representations or warranties that are the subject of such notice shall survive until such claim is finally and fully resolved.
Section 7.2 Indemnification.
a. From and after the Closing, subject to the other provisions of this Article VII, Intel Member shall indemnify (i) the Company and each of its managers, officers and employees (collectively, the “Company Indemnified Persons”) and Co-Investor Member, its Affiliates and each of their respective directors, officers and employees (collectively, the “Co- Investor Member Indemnified Persons”) for, and hold each of them harmless from and against, any and all Losses suffered, paid or incurred by the Company Indemnified Persons or Co-Investor Member Indemnified Persons as a result of (v) any breach of, or inaccuracy in, the Intel Member Fundamental Representations or in any certificate delivered by Intel Member hereunder, (w) any Retained Liabilities or (x) any breach by Intel Member of any covenant contained in this Agreement and (ii) the Co-Investor Member Indemnified Persons for, and hold each of them harmless from and against, any and all Losses suffered, paid or incurred by the Co- Investor Member Indemnified Persons as a result of (y) any breach of, or inaccuracy in, the Company Fundamental Representations or in any certificate delivered by the Company hereunder or (z) any pre-Closing breach by the Company of any covenant contained in this Agreement required to be performed and complied with by the Company prior to the Closing. To the extent that Company Indemnified Persons or Co-Investor Member Indemnified Persons suffer, pay or incur Losses as set forth in this Section 7.2(a), Co-Investor Member shall be entitled to claim damages on behalf of the Company Indemnified Persons and Co-Investor Member Indemnified Persons (as applicable) from Intel Member.
b. From and after the Closing, subject to the other provisions of this Article VII, Co-Investor Member shall indemnify the Company Indemnified Persons and Intel Member, its Affiliates and each of their respective directors, officers and employees (collectively, the “Intel Member Indemnified Persons”) for, and hold each of them harmless from and against, any and all Losses suffered, paid or incurred by the Company Indemnified Persons or Intel Member Indemnified Persons as a result of (i) any breach of, or inaccuracy in, the Co-Investor Member Fundamental Representations or in any certificate delivered by Co-Investor Member hereunder or (ii) any breach by Co-Investor Member of any covenant contained in this Agreement. To the extent that Company Indemnified Persons or Intel Member Indemnified Persons suffer, pay or incur Losses as set forth in this Section 7.2(b), Intel Member shall be entitled to claim damages on behalf of the Company Indemnified Persons and Intel Member Indemnified Persons (as applicable) from Co-Investor Member.
Section 7.3 Limitations on Recovery; Exclusive Remedy.
a. Notwithstanding anything herein to the contrary, this Section 7.3 shall not apply with respect to any damages or other Liability arising out of or resulting from Fraud or willful misconduct.
b. Each Indemnified Person shall use commercially reasonable efforts to mitigate Losses in respect of which such Indemnified Person may be entitled to indemnification under this Article VII after the date such Indemnified Person becomes aware that the event, occurrence or action would reasonably be expected to give rise to such Losses.

c. In no event shall Intel Member be liable for indemnity obligations pursuant to Section 7.2(a) in excess of the Purchase Price.
d. From and after the Closing, except for (i) remedies of injunctive relief or specific performance and (ii) claims that may be made under any other Transaction Document, the provisions of this Article VII shall be the sole and exclusive remedy of Intel Member, Co- Investor Member and the Company for any claim (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the transactions contemplated hereby.
e. No Indemnifying Party shall be liable under this Article VII in respect of any Loss that is contingent unless and until such contingent Loss becomes an actual liability and is due and payable.
f. If any Indemnifying Party has paid or is liable to pay an amount in discharge of any claim under this Agreement and any Indemnified Person recovers or is entitled to recover from a third party a sum which indemnifies or compensates the Indemnified Person in respect of the Loss that is the subject matter of the claim, the Indemnified Person, as applicable, shall use commercially reasonable efforts to enforce recovery against the third party and any actual recovery (net of reasonable out-of-pocket costs and expenses incurred in obtaining such recovery, including any increase in premium) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.
g. No Indemnified Person shall be entitled to recover from any Indemnifying Party under this Article VII or under any Transaction Document more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement and the other Transaction Documents).
Section 7.4 Materiality. Notwithstanding anything herein to the contrary, for purposes of determining (a) whether there has been a breach of any representation or warranty in this Agreement and (b) the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder as a result of such breach of a representation or warranty in this Agreement, each representation and warranty in this Agreement and any certificate delivered hereunder shall be read without regard and without giving effect to any materiality qualifier included therein (including “material” and words of similar import) as if such words or phrases were deleted from such representations and warranties (other than with respect to the defined term “Material Contracts”).
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 Conditions to all Parties’ Obligations. The obligation of each Party to consummate the Closing is subject to the satisfaction or, if permissible, waiver, of the following:
a.no Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is effective and has not been vacated, withdrawn or overturned as of the time of determination) restraining, enjoining or otherwise prohibiting the Closing;

b.no Action shall have been commenced or threatened in writing by any Governmental Authority or third party against any of the Parties seeking to impair, prevent or prohibit the Closing; and
c.all waiting periods (and extensions thereof), filings, approvals, authorizations or consents under the Required Approvals shall have or shall be deemed to have expired, been terminated, been made or been obtained.
Section 8.2 Conditions to Co-Investor Member’s Obligations on Closing. The obligations of Co-Investor Member to consummate the Closing is subject to the satisfaction or waiver of the following:
a.Representations and Warranties of Intel Member. The representations and warranties of Intel Member contained in this Agreement (i) that are Intel Member Fundamental Representations and Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that are as of a specific date, which shall be true and correct in all material respects as of such date) and (ii) that are not Intel Member Fundamental Representations or Company Fundamental Representations shall be true and correct in all respects as of the Closing Date (except for representations and warranties that are as of a specific date, which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect (in each case, disregarding all qualification as to “materiality” or similar qualifications);
b.Performance of Intel Member. Intel Member shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by Intel Member at or prior to the Closing (other than those covenants and agreements that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such covenants and agreements at such time);
c.Project Contracts. Each Project Contract shall remain in full force and effect and shall not be amended, supplemented or modified in any respect as of the Closing Date, unless by mutual written agreement of Intel Member and Co-Investor Member;
d.Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement (i) that are Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that are as of a specific date, which shall be true and correct in all material respects as of such date) and (ii) that are not Company Fundamental Representations shall be true and correct in all respects as of the Closing Date (except for representations and warranties that are as of a specific date, which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect (in each case, disregarding all qualification as to “materiality” or similar qualifications);
e.Performance of the Company. The Company shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by the Company at or prior to the Closing (other than those covenants and agreements that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such covenants and agreements at such time);
f.Substantial Completion. The certificate delivered by Intel Member pursuant to Section 2.4(c)(vi) shall include certification by an authorized Representative of Intel Member that, to the Knowledge of Intel Member, as of the Closing Date, Substantial Completion is reasonably expected to occur on or before the Longstop Date, with the Availability of Fab 34 expected to be at least eight-five percent (85%) (each as defined in the Construction Annex (each as defined in the LLC Agreement)); and
g.No Material Adverse Effect. Since incorporation of the Company, there shall not have been a Material Adverse Effect.
Section 8.3 Conditions to Intel Member’s Obligations on Closing. The obligations of Intel Member to consummate the Closing is subject to the satisfaction or waiver of the following:
a.Representations and Warranties of Co-Investor Member. The representations and warranties of Co-Investor Member contained in this Agreement shall be true and correct in all respects as of the Closing Date (except for representations and warranties that are as of a specific date, which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be so true and correct does not have a material adverse effect on the ability of Co-Investor Member to consummate the Transaction (in each case, disregarding all qualification as to “materiality” or similar qualifications); and
b.Performance of Co-Investor Member. Co-Investor Member shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by Co-Investor Member at or prior to the Closing (other than those covenants and agreements that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such covenants and agreements at such time).
ARTICLE IX
TERMINATION
Section 9.1 Termination. Prior to the Closing, this Agreement may be terminated:
a.at any time by mutual written agreement of Intel Member and Co-Investor Member;
b.by Intel Member, by written notice to the other Parties, or Co-Investor Member by written notice to the other Parties, if the Closing shall not have occurred on or prior to August 31, 2024 (the “Outside Date”), unless such Outside Date is extended by written consent of the Parties; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party if the failure of the Closing to occur on or prior to such date is a proximate result of any material breach by such Party of this Agreement;
c.by Intel Member, by written notice to the other Parties, or Co-Investor Member by written notice to the other Parties, if a Governmental Authority has issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Closing; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Intel Member if such issuance, enactment, promulgation or enforcement is a proximate result of any material breach of this Agreement by Intel Member and shall not be available to Co-Investor Member if such issuance, enactment, promulgation or enforcement is a proximate result of any material breach of this Agreement by Co-Investor Member;
d.by Intel Member, by written notice to Co-Investor Member, if Co-Investor Member breaches any of its representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to Co- Investor Member from Intel Member; provided, however, that no cure period will be required for any such breach that cannot be cured under any circumstances; and provided further, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Intel Member if Intel Member is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e) to be satisfied;
e.by Co-Investor Member, by written notice to Intel Member, if Intel Member or the Company breaches any of its respective representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to Intel Member or the Company, as applicable, from Co-Investor Member; provided, however, that no cure period will be required for any such breach that cannot be cured under any circumstances; provided further, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Co-Investor Member if Co-Investor Member is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied; and
f.by Intel Member, if (i) the conditions set forth in Section 8.1 and Section 8.2 have been and remain satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) Co- Investor Member fails to consummate the transactions contemplated hereby on or before the third (3rd) Business Day after the Closing Date, (iii) Intel Member has notified Co-Investor Member in writing that Intel Member and the Company are ready, willing and able to consummate the Closing, (iv) Intel Member has given Co-Investor Member written notice at least three (3) Business Days prior to such termination stating that if Co-Investor Member fails to consummate the Closing on the date set forth in such notice (the “Identified Closing Date”), then Intel Member may (but is not obligated to) terminate this Agreement pursuant to this Section 9.1(f) and (v) Co-Investor Member fails to consummate the Closing on or prior to the Identified Closing Date (it being understood that (A) during the pendency of the period between the date the Closing should have occurred and the Identified Closing Date, Intel Member shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) and Co-Investor Member shall not be entitled to terminate this Agreement pursuant to Section 9.1(b) and (B) the delivery by Intel Member of any notice to Co-Investor Member under this Section 9.1(f) shall not limit or restrict any rights or remedies of Intel Member under any other provision of this Agreement or any other Transaction Documents, including those set forth in Section 10.11).
Section 9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately terminate and have no further force and effect and each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination, and there shall be no Liability on the part of any Party, except pursuant to Section 6.3, Section 9.1, this Section 9.2 and Article X and related definitions shall survive such termination of this Agreement. For the avoidance of doubt, no termination of this Agreement shall relieve a Party for any Liability for any willful and intentional breach of this Agreement prior to such termination or for Fraud or willful misconduct.
Section 9.3 Non-Recourse. Notwithstanding any provision of this Agreement, except for claims that the Company may assert pursuant to Section 10.11 of this Agreement or under the Equity Commitment Letter for specific performance of the obligation of the Equity Investor to fund its commitments under the Equity Commitment Letter (solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter), each of Intel Member and the Company agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any dispute, controversy or claim arising out of a breach of this Agreement may only be made against, Co-Investor Member and, with respect to Co-Investor Member, none of Co-Investor Member’s former, current or future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, financing sources (whether by equity, debt or notes), attorneys or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, attorney or assignee of any of the foregoing) (each, a “Non-Recourse Party”) that is not a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein or in respect of any oral representations made or alleged to be made in connection herewith. Intel Member and the Company acknowledge and agree that they shall not have any rights of recovery against any Non-Recourse Party, and no personal liability shall attach to any Non-Recourse Party through any Party, under this Agreement for any claim based on, in respect of or by reason of any obligations under this Agreement or by their creation, whether by or through attempted piercing of the corporate veil, by or through a dispute, controversy or claim (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any law, or otherwise. Notwithstanding anything in this Agreement to the contrary, Intel Member and the Company each acknowledge and agree that no Non-Recourse Party shall have any personal liability to Intel Member, the Company or any of their respective Affiliates or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligations of Co-Investor Member in this Agreement. The Parties acknowledge and agree that the Non-Recourse Parties are intended third-party beneficiaries of this Section 9.3.
ARTICLE X
MISCELLANEOUS
Section 10.1 Public Disclosures. Intel Member shall, in consultation with Co-Investor Member, develop a public communications strategy (the “Communications Strategy”) with respect to this Agreement and the transactions contemplated hereby and the other Transaction Documents. Other than to the extent consistent with the Communications Strategy and associated public talking points therewith, the Parties shall not, and shall cause its Affiliates not to, issue any press release or other public announcements relating to the subject matter of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, from and after the Execution Date and prior to the Closing Date, without the prior approval of Intel Member, which approval shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, (a) the restrictions in this Section 10.1 shall not apply to any disclosure contained in any required reports of any Party filed with any securities regulator or other Governmental Authority or otherwise required by applicable Law and (b) following the Closing, any Party may make any disclosure regarding this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby to the extent such disclosure would be allowed pursuant to Section 6.4 of the LLC Agreement. For the avoidance of doubt, this Section 10.1 shall not prevent or restrict any disclosure to, or communications between, any members of the Intel Group, subject to Section 6.3.
Section 10.2 Further Assurances. In connection with this Agreement and any other Transaction Documents and the transactions contemplated hereby and thereby, each Party will execute and deliver all such future instruments and take such other and further action as may reasonably deem necessary or advisable to carry out the provisions of this Agreement and any other Transaction Documents and the intention of the Parties as expressed herein and therein.
Section 10.3 Expenses. Except as otherwise expressly provided herein, each Party will pay its own expenses (including attorneys’ and accountant’s fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
Section 10.4 Notices.
a.Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be delivered or otherwise given hereunder shall be in writing and shall be deemed to be duly delivered or given (i) upon delivery, if personally delivered, (ii) on the date delivered by email (without any “bounce-back” or similar error message), (iii) upon the earlier of actual receipt thereof and five (5) Business Days after the date of deposit in the U.S. mail, if mailed by certified mail, return receipt requested or (iv) on the first (1st) Business Day after the date of deposit with the delivery service, if delivered by any internationally recognized overnight delivery service. Such communications must be sent to the following addresses (or any other address that any such Party may designate by written notice to the other Parties):
Notices to Intel Member or the Company:
Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention:Patrick Bombach
Email:        patrick.bombach@intel.com
with a mandatory copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention:    Aryan Moniri
Christopher J. Bors
Nike O. Opadiran
Email:        aryan.moniri@skadden.com
christopher.bors@skadden.com
nike.opadiran@skadden.com
Notices to Co-Investor Member:
AP Grange Holdings, LLC c/o AP HGA Manager, LLC
9 West 57th Street, 9th Floor New York, NY 10019
Attention:    Bill Kuesel and Michael Lotito
Email:        bkuesel@apollo.com
mlotito@apollo.com
with a mandatory copy to (which will not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Ravi Purohit
Ross Fieldston
Gregory Ezring
Email:        rpurohit@paulweiss.com
rfieldston@paulweiss.com
gezring@paulweiss.com
b. Whenever any notice is required to be delivered by Law or this Agreement, a written waiver thereof, signed by the Person entitled to such notice,

whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 10.5 Entire Agreement. This Agreement (including the Company Disclosure Letter, Exhibits, Schedules and Annexes) and the other Transaction Documents, together, constitute the entire agreement of the Parties as at the Execution Date relating with respect to the subject matter hereof and thereof and supersede all prior Contracts with respect hereto, whether oral or written.
Section 10.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, (x) such provision shall be fully severable, (y) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and (z) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 10.7 No Third-Party Beneficiaries. Other than with respect to the Company Indemnified Persons, as contemplated in Article VII, the Debt Financing Sources with respect to Section 9.2, Section 9.3, this Section 10.7, Section 10.9, Section 10.10 and Section 10.11 and Non-Recourse Parties, as contemplated in Section 9.3, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.
Section 10.8 Assignment. Prior to the Closing, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation without such consent shall be null and void. From and after the Closing, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation without such consent shall be null and void; provided, however, that, Intel Member shall be permitted to assign, or cause to be assigned, any of its rights or obligations hereunder to any Affiliate of Intel Parent so long as either: (a) the obligations of such Affiliate are guaranteed by Intel Parent, or (b) such Affiliate (or Person guaranteeing such Affiliate’s obligations) has a long-term credit rating from at least two (2) of S&P, Moody’s and Fitch that is not lower than the long-term credit ratings assigned by such rating agency (in each case, to the extent such rating agency rates Intel Parent’s (or the other Person’s being replaced by such first Person, as applicable) corporate debt) to Intel Parent (or the other Person being replaced by such first Person, as applicable) immediately preceding such transfer); provided further, however, that any such assignment by Intel Member shall not modify, eliminate, amend the obligations of Intel Parent under the Intel Parent Guaranty. Subject to the preceding sentence, this Agreement and all of the provisions hereof will be binding upon and shall inure to the benefit of the Parties and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, each

Party intends to and does hereby become bound. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 10.9 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.10 Governing Law; WAIVER OF JURY TRIAL.
a.This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the Laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the Laws of any other jurisdiction; provided, however, that all disputes and controversies arising out of or relating to the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
b.Each of the Parties irrevocably agrees that any legal action, proceeding or other Actions or matters arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party or its successors or assigns against any other Party shall be brought and determined in the Delaware Court of Chancery (or, if and only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware) and appellate courts thereof; provided, however, that any legal action, proceeding or other Actions or matters arising out of or relating to the Debt Financing or the Note Purchase Agreements shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court). Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property (as applicable), generally and unconditionally, with regard to any such legal action, proceeding or other matters arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court) shall be the exclusive jurisdiction for any legal action, proceeding or other matters involving, relating to, or arising from the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware (or New York, with respect to the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware (or New York, with respect to the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources) as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason (or the courts in New York as described in the case of the Debt Financing or the Note Purchase Agreements or against the Debt Financing Sources), (y) that it or its property (as applicable) is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper or (iii) this Agreement or the transactions contemplated hereby, or the subject matter hereof, the Debt Financing or the Note Purchase Agreements may not be enforced in or by such courts.
c. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE NOTE PURCHASE AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11 Specific Performance; Remedies. Each Party acknowledges that it shall be inadequate and impossible, or both, to measure in money the damage to each other Party, in the event that the Closing is not consummated in accordance with the terms of this Agreement or if any Party fails to comply with the covenants and agreements herein, and in the event of any such failure, each Party shall not have an adequate remedy at law or in damages. Therefore, each Party agrees that any of the other Parties may seek an injunction or the enforcement of other equitable remedies against such Party at the suit of an aggrieved Party without the posting of any bond or security, to compel specific performance of the terms of this Agreement, and to the fullest extent permitted by Law, waives any defenses thereto, including the defenses of (a) failure of consideration, (b) breach of any other provision of this Agreement and (c) availability of relief in damages. Notwithstanding the foregoing, each Party agrees a Party may raise in response to any action for equitable relief that such Party contests the existence of a breach or threatened breach of this Agreement. For the avoidance of doubt, in no event will Intel Member or any of its Affiliates have any rights or claims, and will not seek any rights or claims against any Debt Financing Sources in connection with this Agreement or the Debt Financing.

Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or email in .pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), any one of which need not contain the signatures of more than one Party, but all of such counterparts together shall constitute one agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written by their officers or other representatives thereunto duly authorized.
INTEL MEMBER
Intel Ireland Limited
By:     /s/ Matt Poirier
Name:    Matt Poirier
Title:    Authorized Signatory
THE COMPANY
Grange Newco LLC
By:     /s/ Wayne Gleeson
Name:    Wayne Gleeson
Title:    Authorized Signatory
CO-INVESTOR MEMBER
AP Grange Holdings, LLC
By: AP HGA Manager LLC, its managing member
By:     /s/ Josh Mandel
Name:    Josh Mandel
Title:    Manager

SCHEDULE 1
Required Approvals
[Omitted.]

SCHEDULE 2
Intel Competitor
[Omitted.]

SCHEDULE 3
Knowledge Persons
[Omitted.]

ANNEX 1
“Bad Actor” Representations
[Omitted.]

EXHIBIT A
Form of Amended and Restated Limited Liability Company Agreement
[Omitted.]

EXHIBIT B
Intel Parent Guaranty
[Omitted.]

EXHIBIT C
Form of Fab Availability Agreement
[Omitted.]

EXHIBIT D
Form of Offtake Agreement
[Omitted.]

EXHIBIT E
Form of Risk of Loss Agreement
[Omitted.]

EXHIBIT F
Form of Operations and Management Agreement
[Omitted.]

EXHIBIT G
Form of Administrative Services Agreement
[Omitted.]

EXHIBIT H
Form of Wafer Fabrication Agreement
[Omitted.]

EXHIBIT I
Arrangement Fee Agreement
[Omitted.]